Exhibit 19.1
APOLLO GLOBAL MANAGEMENT, INC.
INSIDER TRADING POLICY
Approved as of October 20, 2025
Apollo Global Management, Inc. (“Apollo” and together with its subsidiaries, the “Company”) has adopted this Insider Trading Policy (this “Policy”), which prohibits Covered Persons (as defined herein) from trading in the Company’s securities while in possession of Material Non-Public Information (as defined herein) and outlines the procedures that all Covered Persons must follow in order to transact in Company securities. This Policy and the procedures described herein arise from the Company’s responsibility as a publicly traded company and the U.S. and non-U.S. securities laws that prohibit insider trading. Failure to comply with this Policy and the required procedures could result in a serious violation of such securities laws by you and/or the Company and give rise to both civil and criminal penalties. It is important that you review this Policy carefully.
1.    General Prohibition Against Insider Trading
IT IS THE COMPANY’S POLICY THAT IF ANY COVERED PERSON HAS ANY MATERIAL NON-PUBLIC INFORMATION, HE OR SHE MUST REFRAIN FROM TRADING IN SUCH COMPANY’S SECURITIES OR DISCLOSING THE INFORMATION TO SOMEONE ELSE UNTIL THE INFORMATION HAS BEEN PROPERLY DISCLOSED BY THE COMPANY TO THE PUBLIC AND THE OTHER REQUIREMENTS SET FORTH HEREIN ARE SATISFIED.
2.    Definition of Insider; Covered Persons; Reason for the Policy
In general, an “insider” is any person who possesses, or has access to, Material Information (as defined below) concerning the Company, including, without limitation, Apollo Asset Management, Inc. or its subsidiaries (collectively, “AAM”), or Athene Holding Ltd. or its subsidiaries (collectively “Athene”), that has not been fully disclosed to the public (“Material Non-Public Information”). Insiders may be subject to criminal prosecution and/or civil liability for engaging in a transaction (including a purchase or sale) in the securities of the Company when they are in possession of Material Non-Public Information.
This policy applies to: (1) members of the boards of directors of the Company, including without limitation, the board of directors of Apollo, AAM and Athene (a “Board of Directors”), (2) officers of the Company, (3) employees of the Company, (4) certain consultants, representatives or independent contractors of the Company who have knowledge of Material Non-Public Information regarding the Company, (5) with respect to a person covered by the foregoing subsections (1) through (4), any member of such person’s immediate family1 who resides with such person and to whose support such person significantly contributes, any other
1     “Immediate family” means a Covered Person’s spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents, siblings, and persons with whom the Covered Person has an adoptive or in-law relationship.

person to whose support such person significantly contributes and any other person or entity controlled by such person (e.g., partnerships in which such person is a general partner, trusts of which such person is a trustee, estates of which such person is an executor) or for which transactions in the Company’s securities are directed by such person, and (6) any other person as may be designated from time to time by the Chief Compliance Officer (as defined herein) (persons covered by any of the foregoing subsections (1) through (6), collectively, referred to as “Covered Persons”). Covered Persons who are subject to the AAM Compliance Program for purposes of personal trade pre-clearance are collectively referred to as “Access Covered Persons.” For the avoidance of doubt, references in this Policy to the securities of the Company shall include any securities issued by Apollo, AAM, Athene or any of their subsidiaries.
Insider trading prohibitions are not limited to actual trading by an insider. They also make it illegal for an insider or certain other persons to disclose to others (absent certain limited exceptions including (i) where there is a legitimate need to know such information for the purpose of carrying out the Company’s business or (ii) pursuant to a non-disclosure agreement ensuring that such information will remain confidential) Material Non-Public Information or to advise others to trade on the basis of Material Non-Public Information. Liability in such cases can extend both to the “tippee” (the person to whom the insider disclosed inside information) and to the “tipper” (the insider disclosing such information). Penalties apply whether or not the tipper derives, or even intended to derive, any profit or other benefit from the tippee’s actions. It should be noted that while an insider’s parent or sibling may not be considered a Covered Person or insider (unless that person lives in the same household), such person may be deemed a “tippee” for securities laws purposes.
Potential penalties for insider trading violations include imprisonment and criminal fines and civil fines (including disgorgement of all profits gained or losses avoided). If Apollo fails to take appropriate steps to prevent illegal insider trading, Apollo may have “controlling person” liability for a trading violation, with potential criminal and civil penalties. The civil penalties can extend personal liability to Apollo’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading. Finally, in addition to the potential criminal and civil liabilities mentioned above, in certain circumstances Apollo may be able to recover all profits made by an insider and collect other damages.
Without regard to the penalties that may be imposed by others, willful violation of this Policy constitutes grounds for immediate removal from the Board of Directors of Apollo, AAM, Athene or other Apollo subsidiaries to the extent permitted by applicable law, termination of employment from the Company or, with respect to the Company’s consultants, representatives or independent contractors, termination of their relationships with the Company.
Finally, insider trading can have a negative effect on the public and the securities markets’ confidence in the Company and its securities, which could have a significant adverse impact on the Company and its stockholders.

3.    Definition of Full Disclosure
Full disclosure to the public generally means any of the following: a press release followed by publication in the mainstream print or electronic media; a press release issued by a national wire service; the posting of materials to the Investor Relations section of the Company’s website; or a public filing with the U.S. Securities and Exchange Commission (the “SEC”), such as a disclosure made in a Current Report on Form 8-K. On the other hand, a speech to an audience, a TV or radio appearance, or an article in an obscure magazine generally does not qualify as full disclosure and, absent express confirmation from Apollo’s Chief Compliance Officer or Chief Legal Officer (both as defined below) should not be considered full disclosure. Full disclosure also requires that the securities markets have had the opportunity to digest the news.
4.    Definition of Material Information
There is no bright-line test for determining what constitutes “Material Information.” A fact may be deemed to be Material Information if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have an effect on the market price of the security. While it may be difficult under this standard to determine whether certain information is Material Information, there are various categories of information that would almost always be regarded as Material Information, such as:
•Earnings information;
•Changes in forecasts or guidance;
•Significant mergers, acquisitions, dispositions (including sales of significant assets), tender offers, or joint ventures;
•Changes in control or in senior management;
•Significant developments involving corporate relationships;
•Changes in the Company’s outside auditor or notification by the auditor to the Company that the Company may no longer rely on an auditor’s report;
•Events regarding the Company’s securities, for example, defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, and public or private sales of debt or equity securities;
•Significant borrowings or write-offs;
•Bankruptcies or receiverships; and
•Lawsuits (or threats of lawsuits) involving substantial potential liability and significant developments in or the settlement of such lawsuits.
The contents of any earnings update teleconference or earnings-related press release shall, for purposes of the Policy, always constitute Material Information.

This Policy also applies to material non-public information a Covered Person obtains in the course of employment with, or by serving as a director of, the Company, relating to any other company. Potential examples of such other companies include (i) our customers, clients or suppliers, (ii) any entity with which the Company may be negotiating a transaction or business combination, or (iii) any entity as to which the Company has an indirect or direct control relationship or a designee on the board of directors. A Covered Person may not effect transactions in the securities of any such other company while in possession of material non-public information concerning such company that was obtained in the course of employment or service with the Company, as further detailed in the AAM and Athene personal trading policies.
If any person has questions as to the materiality of information, he or she should contact Apollo’s Chief Compliance Officer (the “Chief Compliance Officer”) or his or her designee (collectively, “Compliance”) or Apollo’s Chief Legal Officer (the “Chief Legal Officer”) or his or her designee (collectively, “Legal”) for clarification.
5.    Specific Pre-Trade Approval Requirements for Access Covered Persons
This Section 5 applies to Access Covered Persons, which include all Covered Persons, except employees of certain subsidiaries as determined by Compliance and listed on Schedule I hereto other than a subset of such employees designated by Apollo Compliance and the relevant entity’s compliance team, who are to be subject to the pre-clearance requirements set forth herein. Except as may otherwise be provided herein, before any Access Covered Person executes a transaction in Company securities, including, without limitation, exercising stock options or warrants (other than in accordance with Section 7.A. below), making gifts, the placing of limit orders, pledges, options or contracts to purchase or sell or any other arrangement that would transfer the economic consequences of ownership of Company securities, such Access Covered Person, to the extent they have access to the Company’s personal trading system, must submit a request via the Company’s personal trading system, which will then be subject to approval by Compliance. Access Covered Persons who do not have access to the Company’s personal trading system must submit requests via email to [intentionally omitted] or to the Company’s Secretary, and such requests will then be subject to review by Compliance. In connection with a request to trade, an Access Covered Person must make a representation that they are not in possession of Material Non-Public Information and, in the case of proposed sales, that the securities have been held for a minimum of 90 days. Approved trades will be authorized for a limited window period of up to 3 business days during an Open Window Period (as defined below). If the Access Covered Person has not completed the trade within 3 business days of approval of the trade, then he or she must re-submit the request to receive a new approval from Compliance and re-verify the nonexistence of any restrictions on such trade. If the Access Covered Person becomes aware of Material Non-Public Information before the transaction is executed, the approval shall be void. For the avoidance of doubt, the approval outlined in this section must be obtained prior to an Access Covered Person executing a transaction in Company securities, even during an Open Window Period.
6.    Specific Restrictions for Covered Persons
A.    Except as otherwise provided in Section 6.C. or herein, and subject to approval by Compliance, Covered Persons may not engage in any transaction involving the Company’s securities (including purchases or sales) during a Blackout Period (as defined in Section 6.C.) The Company’s quarterly blackout period (the “Quarterly Blackout Period”) typically commences on the 13th day of the month in which any fiscal quarter of the Company ends and ends 24 hours after the release of the Company’s quarterly or annual financial information in a press release reporting the results of such fiscal quarter, and any period other than a Quarterly Blackout Period or Special Blackout Period (as defined in Section 6.C. below)is an “Open Window Period”, with the end of the relevant blackout period and the commencement of an Open Window Period being communicated to Covered Persons by Compliance.
B.    Covered Persons may not engage in transactions of a speculative nature involving Company securities at any time, including, but not limited to, the purchase or sale of put options or covered calls. All Covered Persons are prohibited from short-selling Company securities or engaging in transactions, whether in a discretionary or managed account or 10b5-1 Plan, (i) involving other Company-based Derivative Securities (as defined below) or (ii) that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities, including, but not limited to, swap or exchange agreements. “Derivative Securities” are options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as the Company’s common stock. This prohibition includes, but is not limited to, trading in Company-based put option contracts, transacting in straddles, prepaid variable forward contracts, equity swaps and collars. However, this prohibition does not include (i) the receipt of grants of Derivative Securities issued under an Equity Plan or the exercise of options granted under an equity-incentive plan of Apollo, AAM or Athene (an “Equity Plan”) if in accordance with Section 7 of this Policy or (ii) the entry into, by a PVFC Covered Person (as defined below), no more than once every three consecutive calendar years, except as otherwise approved by the Chief Compliance Officer and Chief Legal Officer, and only during an Open Window Period, of a prepaid variable forward contract or substantially similar transaction covering at least 50,000 shares and at most, when aggregated with all other prepaid variable forward contracts or substantially similar transactions entered into by such Covered Person, 10% of the shares of the Company’s common stock (including shares covering or underlying vested equity awards) beneficially owned by such Covered Person on such date; provided that, as a condition to entering into a prepaid variable forward contract or substantially similar transaction, the Covered Person shall (a) provide advance notice of such prepaid variable forward contract or substantially similar transaction and its terms to the Chief Legal Officer and (b) enter into a lock-up agreement, substantially in a form approved by Apollo’s board of directors or a committee of the board, that generally restricts the transfer or other disposition for one year from such date of all other shares of the Company’s common stock beneficially owned by such PVFC Covered Person on such date. For the avoidance of doubt, if a PVFC Covered Person elects to settle a prepaid variable forward contract or substantially similar transaction in cash, or take any other action with respect to such prepaid variable forward contract or similar transaction that would be deemed a purchase or sale under applicable securities laws, such action will represent a separate trade in the Company’s securities and will be subject to this Policy. “PVFC Covered Person” means Covered Persons of Apollo and Athene who are members of the Apollo Leadership Team or the Athene Management Executive Committee and who have at least five years of service with Apollo and/or Athene at the time of entry into the prepaid variable forward contract.
C.    The Company may prohibit Covered Persons from engaging in transactions involving Company securities when, in the judgment of the Chief Compliance Officer or Chief

Legal Officer, a blackout period other than a Quarterly Blackout Period (a “Special Blackout Period”, and together with the Quarterly Blackout period, a “Blackout Period”) is warranted. Additionally, the Chief Compliance Officer or the Chief Legal Officer may start, extend or end a Blackout Period, at any time, in such officer’s sole discretion. The Chief Compliance Officer also has the authority to impose restrictions on trading in Company securities by appropriate individuals (including, for example, certain Access Covered Persons who have been designated by Compliance to be subject to information barriers that are intended to limit Company-wide dissemination of potential material non-public information concerning certain Apollo strategic and other transactions) at any time. In any such event, the affected individuals will be notified, either personally or by email or voicemail, and informed of the restrictions. It should be noted that even during an Open Window Period, any person who comes into possession of Material Non-Public Information must not engage in any transactions involving the Company’s securities, whether or not the Company has imposed or recommended a suspension of trading to that person. Compliance further has the authority to request brokerage or other trading-related statements from any Covered Person (including, for the avoidance of doubt, where not otherwise reported to the Company in connection with its policies and procedures) for purposes of evaluating compliance with this Policy.
D.    Any Covered Person who has placed a limit order or open instruction to buy or sell Company securities shall bear responsibility for canceling such instructions immediately in the event restrictions are imposed on such person’s ability to trade.
E.    All Covered Persons should be particularly careful to avoid even the appearance of engaging in transactions in the Company’s securities on the basis of Material Non-Public Information.
F.    Covered Persons who are directors, executive officers, or 10% beneficial owners of Apollo or Athene are subject to reporting of transactions under Section 16(a) and the restrictions set forth in Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to the purchase and sale of securities of Apollo or Athene. Section 16(b) generally prohibits a director, officer or 10% beneficial owner from consummating both a purchase and sale transaction in a given company’s securities in any period of less than 6 months. Any profits made through such transactions by such individuals are recoverable by Apollo or Athene, as applicable, even if the transaction was done inadvertently.
G.    Except in connection with a prepaid variable forward contract or substantially similar transaction pursuant to clause B above, Covered Persons who are directors or officers (as defined in Section 16a-1 of the Exchange Act) of Apollo or Athene (“Section 16 Individuals”) are prohibited from pledging Company securities as collateral for a loan or holding such securities in a margin account. Covered Persons not restricted by the foregoing may pledge Company securities as collateral for a loan or hold such securities in a margin account, provided such pledge occurs during an Open Window Period and they receive prior written approval to engage in such transactions from Compliance and Legal. Note that even if such approval is provided, a Covered Person who has entered into a pledge of Company securities is responsible for ensuring that foreclosure on any such securities would not violate this Policy.

7.    Very Few Exceptions
There are almost no exceptions to the prohibition against insider trading. For example, it does not matter that the transactions in question may have been planned or committed to before the Covered Person came into possession of the Material Non-Public Information, or the economic loss that the person may believe he or she might suffer as a consequence of not trading. It is also irrelevant that publicly disclosed information about the Company might, even aside from the Material Non-Public Information, provide a substantial basis for engaging in the transaction. The existence of a personal financial emergency also does not excuse you from compliance with this Policy. You simply cannot trade in Company securities while in possession of Material Non-Public Information about the Company.
There are no limits on the size of a transaction that will trigger insider trading liability; relatively small trades have in the past occasioned SEC investigations and lawsuits.
The only exceptions to this Policy are as follows:
A.    Exercise of options issued under an Equity Plan, Company issued warrants or conversion of a convertible Company security. Notwithstanding anything to the contrary set forth in this Policy, exercises of stock options issued under an Equity Plan, exercises of Company issued warrants, or the conversion of a convertible Company security, in each case in situations in which the other party to the transaction is the Company and the price does not vary with the market, but is fixed by the terms of the relevant option, warrant or other award agreement, are exempt from this Policy. This exemption does not apply to the sale of any securities issued upon such exercise or conversion, including pursuant to a “cashless exercise” of options or “cashless conversion” of convertible securities that is accomplished by a sale of a portion of the shares issued upon exercise of an option or conversion of a convertible security.
B.    Surrender of shares to the Company for tax withholding obligations. The surrendering of shares to the Company in satisfaction of any tax withholding obligations upon the vesting of a Covered Person’s restricted stock units, restricted stock or other equity-based awards covering Company securities shall be exempt from this Policy.
C.    Sales made pursuant to approved 10b5-1 Plans. A written plan adopted by a Covered Person for selling Company securities that (i) is approved in advance by the Chief Compliance Officer or the Chief Legal Officer, (ii) conforms to all requirements of Section 240.10b5-1(c) of the Code of Federal Regulations as then in effect (such a written plan, a “10b5-1 Plan”) and (iii) conforms to any other requirements deemed appropriate by the Company in its sole discretion, shall be exempt from this Policy. See “Guidelines for the Adoption and Administration of 10b5-1 Plans Covering Company Securities” set forth in Section 9 below.
D.    Certain transactions for estate planning purposes. Transfers or bona fide gifts of Company securities by a Covered Person to a vehicle formed for estate-planning purposes or a family limited partnership, charitable foundation or similar entity shall be exempt from this Policy, if (i) the transfer is approved in advance by Compliance, (ii) the investment and voting decisions of such transferee organization are controlled by the Covered Person, such that the transfer would not involve a change in beneficial ownership, and (iii) the Covered Person has confirmed in writing to Compliance that he or she will not permit the transferee organization to sell or otherwise transfer the Company securities during a Blackout Period.
E.    ESPP. This Policy does not apply to purchases of Company securities made on an employee’s behalf under the AHL Employee Stock Purchase Program, or any other employee stock purchase program the Company or its subsidiaries may offer from time to time, (each, an “ESPP”) resulting from a Covered Person’s periodic contribution of money to the program pursuant to an election made at the time of enrollment in the ESPP (as such election may later be modified in accordance with such program). This Policy does apply, however, to a Covered Person’s election to enroll in the ESPP, election to change the amount contributed to the ESPP and sales of Company securities purchased pursuant to the ESPP.
F.    Exceptions for extraordinary circumstances. Transactions receiving prior written approval of the Chief Compliance Officer, which approval may be given only under extraordinary circumstances, for example, to allow a Covered Person to comply with a court order or divorce settlement, shall be exempt from this Policy.
8.    Post-Termination Transactions
If you are in possession of Material Non-Public Information when your employment or service relationship terminates, you may not trade in Company securities until that information is no longer Material Non-Public Information.
9.    Guidelines for Adoption and Administration of 10b5-1 Plans Covering Company Securities
A 10b5-1 Plan, which typically takes the form of a contract between an insider and his or her broker, may be entered into when that insider has no Material Non-Public Information about the Company or Company securities. Schedule II to this Policy contains guidelines for the adoption and administration of 10b5-1 Plans. If you have any questions about 10b5-1 Plans, please contact the Chief Compliance Officer or the Chief Legal Officer.
10.    Amendments and Waivers
Any amendments or modifications to this Policy shall be subject to the approval of each of the Chief Compliance Officer, the Chief Legal Officer and the Nominating and Corporate Governance Committee of the Board of Directors of Apollo (the “NCG Committee”). Any waiver of this Policy for an executive officer or director of the Company shall be subject to the approval of the NCG Committee, and any waivers of this Policy for all other Covered Persons shall be subject to the approval of either the Chief Compliance Officer or the Chief Legal Officer.
If you have any questions about this Policy, please contact the Chief Compliance Officer.

Schedule I — Subsidiaries Referenced in Section 5
Athene Holding Ltd. and its subsidiaries
Bridge Investment Group Holdings LLC and its subsidiaries

Schedule II
Guidelines for Adoption and Administration of 10b5-1 Plans
Under Rule 10b5-1 of the Exchange Act, large stockholders, directors, officers and other insiders who regularly possess Material Non-Public Information but who nonetheless wish to buy or sell securities may establish an affirmative defense to an illegal insider trading charge by adopting a written plan to buy or sell at a time when they are not in possession of Material Non-Public Information.
A 10b5-1 Plan typically takes the form of a contract between the insider and his or her broker. The plan must be entered into at a time when the insider has no Material Non-Public Information about the Company or its securities (even if no trades will occur until after the release of the Material Non- Public Information). A 10b5-1 Plan established in and treated throughout its duration with good faith at a time when a person is unaware of Material Non-Public Information creates an affirmative defense against insider trading even if actual trades made pursuant to the plan are executed at a time when the person may be aware of Material Non-Public Information.
A 10b5-1 Plan entered into by a Covered Person must satisfy the following conditions mandated by the SEC (Section A) and required by the Company (Section B) listed below:
A. For a 10b5-1 Plan to provide an affirmative defense against illegal insider trading under prescribed by Rule 10b5-1(c) of the Exchange Act, the following SEC-mandated conditions must be met:
•Good faith. The plan must be entered into in good faith and not as part of a plan or scheme to evade Rule 10b5-1, and an insider must continue to act in good faith with respect to the plan throughout its duration;
•No Material Non-Public Information. The plan must be adopted during an open trading window and at a time when the insider is not in possession of Material Non-Public Information;
•Cooling-off period. No sales or purchases under a 10b5-1 Plan may occur until:
o    For Section 16 Individuals, the later of (i) the ninety (90) calendar days following the date the plan is adopted, modified2 or terminated and (ii) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K covering the quarter in which the 10b5-1 Plan was adopted, provided that, in any event, such period will be no greater than one hundred twenty (120) calendar days;
2 A modification or change to the amount, price or timing of the purchase or sale of securities (or a formula or algorithm that determines such parameters) qualifies as a termination of an existing plan and the concurrent adoption of a new plan, thereby triggering a new cooling-off period. Modifications that do not alter the prices or price ranges, the amount of securities to be sold or purchased, or the timing of transactions will not trigger a new cooling-off period.

o    For other Company insiders (including all remaining Covered Persons), at least thirty (30) calendar days following the date the plan is adopted, modified or terminated;
•Transaction details. The terms of the plan must specify the amount, price, and date of the transaction or include a formula for determining the amount, price and trading date (either directly or pursuant to a written formula or algorithm or a computer program);
•Director & officer representations. Section 16 Individuals must include a representation in their 10b5-1 Plans that they are (i) not in possession of Material Non-Public Information and (ii) adopting the plan in good faith and not to evade the prohibitions of Rule 10b5-1 or Section 10(b) of the Exchange Act;
•No subsequent influence. The insider must not exercise any subsequent influence over the trades once the plan is in place;
•Single-trade plans. The insider may not have more than one3 single-trade plan during any rolling 12-month period;
•One plan. The insider may not maintain more than one3 10b5-1 Plan at a given time; provided that limited exceptions exist for (i) one later commencing plan (a) if trading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution and (b) if the earlier plan is terminated early, the first trade under the later-commencing plan must not be scheduled to occur until after the effective cooling-off period following the termination of the earlier plan, and (ii) separate contracts with multiple brokers that otherwise comply with Rule 10b5-1(c) when taken as a whole; and
•Plan deviations or hedging. The trades must be executed in accordance with the plan. Deviations from a plan and alterations to a plan during its term, as well as entering into or altering corresponding or hedging transactions with respect to such securities, may undermine the defense.
B. Set forth below are additional Company requirements with respect to 10b5-1 Plans covering Company securities:
1.    All 10b5-1 Plans covering Company securities must be approved by the Chief Compliance Officer or the Chief Legal Officer, including any amendments, modifications, suspensions or terminations of 10b5-1 Plans.
2.    10b5-1 Plans shall have a term of no less than six (6) months.
3     Sell-to-cover plans solely to satisfy tax withholding obligations arising from the vesting of Company securities shall not count towards the one plan limit.

3.    A 10b5-1 Plan may be amended by a Covered Person only one time during any six-month period; provided that such amendment may be made only during an Open Trading Window.
4.    10b5-1 Plans for Section 16 Individuals must provide that any trade that is initiated under a 10b5-1 Plan must be reported to the Chief Legal Officer as soon as possible but not later than within 24 hours of initiation, as such persons must file a Form 4 with the SEC reporting all transactions in Company Securities within two business days.
5.    10b5-1 Plans must allow for mandatory suspension or termination if legally required.
6.    10b5-1 Plans that provide discretion to a broker or other third party over trading in the 10b5-1 Plan, such as authorizing a broker to determine whether, how and when to make trades in Company securities, are prohibited.
7.    The inclusion of hedging transactions in any 10b5-1 Plan is prohibited.
8.    Covered Persons may not have a 10b5-1 Plan in effect and be participating in a Company employee stock purchase program at the same time.
For Section 16 Individuals, the Company is required to publicly disclose whether, during the last fiscal quarter, such person adopted, modified or terminated a 10b5-1 Plan and, if so, disclose the material non-price terms of the plan, including: the name and title of the Section 16 Individual; the date of adoption, modification or termination; the duration of the plan; and the aggregate amount of securities to be bought or sold under the plan. For Covered Persons who are not Section 16 Individuals, the adoption, amendment or termination of a 10b5-1 Plan is not required to be publicly disclosed. Nevertheless, the Chief Legal Officer shall have discretion to determine to disclose the adoption, amendment or termination of a 10b5-1 Plan.
These guidelines are subject to change based on Company policy and changes to applicable law.